Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 12, 2010

Contacts:	Robert N. Martin
Investor Relations (720) 977-3431 bob.martin@mdch.com

M.D.C. HOLDINGS ANNOUNCES OFFERING OF

$250 MILLION 5.625% SENIOR NOTES

DENVER, Tuesday, January 12, 2010 – M.D.C. Holdings, Inc. (NYSE: MDC) today announced the pricing of a public offering of $250 million principal amount of 5.625% senior notes due February 2020 (the “Notes”). The Notes will be general unsecured obligations of MDC and will rank equally and ratably with its other general unsecured and unsubordinated indebtedness. In addition, the Notes will be fully guaranteed on an unsecured basis, jointly and severally, by most of the Company’s homebuilding subsidiaries. MDC will use the proceeds of the offering for general corporate purposes. The offering is expected to close on January 15, 2010, subject to customary closing conditions.

The Notes will be issued pursuant to an effective shelf registration statement and are being offered by means of the Prospectus included in the registration statement and the related Prospectus Supplement. The offering is being underwritten by Citigroup Global Markets Inc. Copies of the Prospectus and the Prospectus Supplement relating to the offering may be obtained at no charge by visiting the SEC website at www.sec.gov or by contacting Citigroup Global Markets Inc. at the following address: Brooklyn Army Terminal 140 58th Street, 8th floor, Brooklyn, New York 11220, Attn: Prospectus Department; telephone: (800) 831-9146.

This press release shall not constitute an offer to sell the Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About M.D.C. Holdings, Inc.

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 160,000 families. MDC’s commitment to customer satisfaction, quality and value

-###-

M.D.C. HOLDINGS, INC.

is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding divisions across the country, including Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, California, Northern Virginia, Maryland, Philadelphia/Delaware Valley and Jacksonville. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

-###-